Spongetech Delivery Systems, Inc.
43 W 33rd Street, Suite 600
New York, NY 10001

RE: **Consulting Agreement**

Gentlemen:

This letter agreement (this "Agreement") confirms Spongetech Delivery Systems, Inc.'s (the "Company") engagement of R.F. Lafferty & Co, Inc. ("Lafferty") as a consultant of the Company and sets forth the terms and conditions pursuant to which Lafferty shall perform in said capacity.

1. **Retention**: On the terms and subject to the conditions of this Agreement, the Company hereby engages Lafferty to act on behalf of the Company to provide, on a non-exclusive basis, financial consulting, and advisory services commencing on June 1, 2008 and continuing for its Term, being a period of twelve (12) months hereafter (the "Engagement").

2. **Services**: During the Engagement and subject to the terms and conditions herein, Lafferty agrees to provide financial services consisting of: (i) evaluating the Company's requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; (iv) increasing the public exposure of the Company through introductions to investor relation firms, public relations firms, and buy-side analysts or institutional coverage providers; (v) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not Lafferty or others originate such opportunities. Lafferty agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require Lafferty to (i) provide a minimum number of hours of service to the Company or to limit the right of Lafferty to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by Lafferty will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by Lafferty under any final agreements with such investor(s).

3. **Remuneration**: For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the

Company will derive from the ability to announce its relationship with Lafferty, the Company agrees as follows:

a. Services Retainer: For the services to be rendered and performed by Lafferty during the term of the Engagement, Spongetech Delivery Systems, Inc. will deliver two million shares of common stock to;

R.F. Lafferty & Co, Inc.,
80 Broad Street, 26th Floor
New York, NY 10004
Tax ID: 13-3000887

4. **Independent Contractor**: Lafferty and the Company hereby acknowledge that Lafferty is an independent contractor. Lafferty shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Lafferty shall take no action, which binds, or purports to bind, the Company.

5. **Confidentiality**: The Company acknowledges that all opinions and advice, whether oral or written, given by Lafferty to the Company in connection with this Agreement are intended solely for the benefit and use of the Company, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Lafferty to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to Lafferty or use Lafferty' name in any annual report or any other report or release of the Company without Lafferty' prior written consent, except that the Company may, without Lafferty' further consent, disclose this Agreement (but not information provided to the Company by Lafferty) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law. Similarly, the Company may provide proprietary and confidential information to Lafferty in connection with this Agreement, which Company will identify as such at the time it is disclosed to Lafferty. Lafferty will keep such information confidential and not disclose it to any third party without Company's consent, and will use any such information provided by the Company solely for the purpose of providing services to the Company under this Agreement. The Company does not guarantee the accuracy of any technical or economic projection and forecasts that may be provided to Lafferty hereunder

6. **Reimbursement:** The Company agrees to promptly reimburse Lafferty, upon request from time to time, for all reasonable and necessary out-of-pocket expenses incurred by Lafferty in connection with the matters contemplated by this Agreement upon presentation of statements setting forth in reasonable detail the amount of such expenses. The Company's prior approval in writing will be required for any individual expenses above US$500.00.

7. **Indemnification** The parties agree to indemnify the other to the extent of and in accordance with the provisions of the attached Schedule A which is incorporated by reference herein and made a part hereof.

8. **Due Diligence**: Spongetech Delivery Systems, Inc. shall assist and take whatever actions necessary to facilitate Lafferty's due diligence review of Spongetech Delivery Systems, Inc. and its operations.

9. **Expenses**: Spongetech Delivery Systems, Inc. shall, at its option, make arrangement for, pre-pay and/or reimburse Lafferty and/or its Agents for its travel, entertainment, and other expenses and disbursements incurred by Lafferty and/or its Agents (and as approved by Spongetech Delivery Systems, Inc.) on Spongetech Delivery Systems, Inc.'s behalf in furtherance of the purpose of this Agreement. Such expenses shall also include by way of example only: (i) legal and/or accounting fees for advice if and as required under this Agreement; (ii) costs associated with due diligence; (iii) printing and mailing costs; and/or (iv) listing application fees. Lafferty must obtain the approval of all expenditures, in advance, from Spongetech Delivery Systems, Inc..

10. Lafferty shall not be obligated to provide advice or perform services to Spongetech Delivery Systems, Inc. that are not specifically addressed in this Agreement. In connection with Lafferty providing the services described above, Spongetech Delivery Systems, Inc. shall provide Lafferty with any information that Lafferty reasonably requires. Spongetech Delivery Systems, Inc. hereby acknowledges that Lafferty will be using and relying on said information without independent verification and that Lafferty assumes no responsibility for the accuracy and completeness of any information provided to it by Spongetech Delivery Systems, Inc..

11. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association ("AAA"). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute.

12. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

13. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

14. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein.

15. The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that the provisions of paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

16. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

17. If the foregoing correctly sets forth the understanding between Spongetech Delivery Systems, Inc. and Lafferty, please sign below where indicated.

Very truly yours,	ACCEPTED AND AGREED TO:
[signature]	By: [signature]
Henry Hackel, President R.F. Lafferty & Co., Inc.	Spongetech Delivery Systems, Inc.
Date: 6/9/08	Date: 6/3/08

SCHEDULE A - INDEMNIFICATION

Spongetech Delivery Systems, Inc. agrees to indemnify Lafferty, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Lafferty, is referred to as a "Lafferty Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including, all legal to other expenses reasonably incurred by a Lafferty Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Lafferty Indemnified Party in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act, or (iii) arising out of Lafferty's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that Spongetech Delivery Systems, Inc. will not be liable to the Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder.

Lafferty agrees to indemnify Spongetech, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Spongetech, is referred to as a "Spongetech Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including, all legal to other expenses reasonably incurred by a Spongetech Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Spongetech Indemnified Party in connection with the services or arising out of the engagement of Lafferty hereunder, may become subject under any applicable Federal or state law or otherwise; including but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act, or (iii) arising out of Lafferty's engagement or the rendering by any Lafferty Indemnified Party of its services under this Agreement; provided, however, that Lafferty will not be liable to a Spongetech Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Spongetech Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any other liability, which either party may otherwise have to any Spongetech Indemnified Party or Lafferty Indemnified Party (collectively an "Indemnified Party") as the case may be.

If for any reason, other than a final non-appealable judgment finding any Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then Lafferty or Spongetech, as the case may be, shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only

the relative benefits received by such party and its shareholders on the one hand and the other party on the other, but also the relative fault of either party and the Indemnified Party, as the case may be, as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees paid hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will promptly notify the other party in writing of the receipt or commencement thereof; however the other party shall not have the right to assume the defense of such claim or action (including the employment of counsel). The Indemnified Party shall have the right to retain counsel reasonably satisfactory to such party a the other party's expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the other party's counsel in the defense of such claim or action. The omission by an Indemnified Party to promptly notify the other party of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the other party from any liability such party may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices such party's ability to defend such claim or action. Neither party shall be liable for any settlement of any such claim or action effected without its prior written consent, which shall not be unreasonably withheld or delayed.

Initials H-B

Initials S.M.